January 7, 2004

CENTRAL COAST BANCORP ENDS YEAR WITH A MILESTONE IN ASSETS

FOR IMMEDIATE RELEASE

Salinas, CA — — Central Coast Bancorp (Nasdaq/CCBN), the holding company for Community Bank of Central California, finished the year 2003 with a first-time achievement – topping the one-billion-dollar level in total assets.

Unaudited financial results as of December 31, 2003 show the Company had assets totaling approximately $1,037,000,000. Exactly five years earlier, Central Coast Bancorp reported total assets of nearly half that amount, or $544,000,000 to be specific. Earnings results for 2003 will be released later this month.

“The year 2003 was clearly a year of celebration and success for Community Bank,” said Chief Executive Officer Nick Ventimiglia. “We began the year by opening our twelfth branch, which has turned into a thriving office in Downtown Monterey. We also celebrated our 20th year as the area’s Premier Local Bank. Now, we’re a billion-dollar-strong financial institution, yet our commitment to customer service, financial performance and community involvement has not wavered.”

Central Coast Bancorp operates as a holding company for Community Bank of Central California. Community Bank, headquartered in Salinas, has branches located in: the Monterey County communities of Salinas (2 offices), Monterey (2), Seaside, Marina, Castroville, Gonzales and King City; the Santa Clara County community of Gilroy; the Santa Cruz County community of Watsonville; and in the San Benito County community of Hollister. The Bank provides traditional deposit, lending, mortgage and commercial products and services to business and retail customers throughout the California Central Coast area.

Information on the Company and its subsidiary Bank may be obtained from the Company’s website, www.community-bnk.com.

Forward-Looking Statements

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Changes to such risks and uncertainties, which could impact future financial performance, include, among others, (1) competitive pressures in the banking industry; (2) changes in the interest rate environment; (3) general economic conditions, nationally, regionally and in operating market areas, including a decline in real estate values in the Company’s market areas; (4) the effects of terrorism, the threat of terrorism or the impact of potential military conflicts; (5) changes in the regulatory environment; (6) changes in business conditions and inflation; (7) changes in securities markets; (8) data processing compliance problems; (9) variances in the actual versus projected growth in assets; (10) return on assets; (11) loan losses; (12) expenses; (13) rates charged on loans and earned on securities investments; (14) rates paid on deposits; and (15) fee and other noninterest income earned, as well as other factors. This entire press release and the Company’s periodic reports on Forms 10-K, 10-Q and 8-K should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company’s business.

CONTACT:
Jaimie D. Roedel
AVP/Marketing Officer
(831) 757-2274, ext. 432
jroedel@community-bnk.com

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